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                                                                    EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

                                                                 Fiscal Year Ended August
                                          ----------------------------------------------------------------
                                              2004          2003         2002         2001*        2000
                                           (52 weeks)    (52 weeks)   (53 weeks)   (52 weeks)   (52 weeks)
                                          -----------    ----------   ----------   ----------   ----------
Earnings:
  Income before income taxes              $   905,902    $ 833,007    $ 691,148    $ 287,026    $ 435,190
  Fixed charges                               130,278      121,129       98,688      121,141       97,520

  Less:  Capitalized interest                    (813)        (791)        (437)      (1,380)      (2,773)
                                          -----------    ---------    ---------    ---------    ---------
      Adjusted earnings                   $ 1,035,367    $ 953,345    $ 789,399    $ 406,787    $ 529,937
                                          ===========    =========    =========    =========    =========

Fixed charges:
  Gross interest expense                  $    89,600    $  79,301    $  78,183    $ 100,291    $  77,699
  Amortization of debt expense                  4,230        7,334        2,283        2,377        2,209
  Interest portion of rent expense             36,448       34,494       18,222       18,473       17,612
                                          -----------    ---------    ---------    ---------    ---------
     Total fixed charges                  $   130,278    $ 121,129    $  98,688    $ 121,141    $  97,520
                                          ===========    =========    =========    =========    =========
     Ratio of earnings to fixed charges           7.9          7.9          8.0          3.4          5.4
                                          ===========    =========    =========    =========    =========

* Includes the impact of the pre-tax restructuring and impairment charges of $156.8 million in fiscal 2001.